Exhibit 23.3

                         Independent Auditor's Consent

The Board of Directors
The CIT Group, Inc.:

We consent to the use of our report dated January 28, 1998 relating to the consolidated balance sheets of The CIT Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, incorporated by reference in Amendment No. 1 and post effective amendment No. 2 to the Registration Statement Nos. 333-64539 and 333-64539-01 on Form S-3 of The CIT Group Securitization Corporation II and The CIT Group, Inc. which report appears in the December 31, 1997 Annual Report on Form 10-K of The CIT Group, Inc. and to the reference to our firm under the heading "Experts" in the Registration Statement.

KPMG LLP

Short Hills, New Jersey
March 4, 1999